Exhibit 99.1

BUILD-A-BEAR WORKSHOP REPORTS RECORD-BREAKING FOURTH QUARTER AND FISCAL 2024 RESULTS; INCREASES QUARTERLY DIVIDEND

ST. LOUIS, MO (March 13, 2025) – Build-A-Bear Workshop, Inc. (NYSE: BBW) today announced results for the fourth quarter of fiscal year 2024 ended February 1, 2025. The 13-week fourth quarter and 52-week year ended February 1, 2025, are compared to the 14-week fourth quarter and 53-week year ended February 3, 2024.

●

Fourth quarter revenues increased 0.8%, and pre-tax income increased 5.1%, both on a GAAP basis; excluding the extra week of operations in the fourth quarter of 2023, revenues increased 5.7%, and pre-tax income increased 15.8%

●

Fiscal year revenues increased 2.1%, and pre-tax income increased 1.2%, both on a GAAP basis; excluding the extra week of operations in 2023, revenues increased 3.6%, and pre-tax income increased 5.1%[1]

●	For fiscal 2024, the Company returned $42.0 million to shareholders through share repurchases and quarterly dividends
●	The Company increased its quarterly dividend by 10% to $0.22 per share
●	The Company introduces guidance for fiscal 2025, anticipating mid-single-digit growth in total revenues and, in anticipation of increased costs, including the current level of tariffs, pre-tax income to range from a low-single-digit decline to low-single-digit growth
●	For fiscal 2025, the Company expects net new unit growth of at least 50 experience locations globally

“Our continued record performance highlights the strength and growing appeal of the Build-A-Bear brand, as well as the progress we are making in evolving our business model,” commented Sharon Price John, President and Chief Executive Officer of Build-A-Bear Workshop. “The company continues prioritizing its long-term strategic initiatives, particularly broadening its global retail footprint. This year, Build-A-Bear launched 64 net new retail units, the majority of which were asset-light partner-operated locations, increasing its international presence to more than 25 countries,” concluded Ms. John.

Voin Todorovic, Chief Financial Officer of Build-A-Bear Workshop, added, “I'm pleased to share that Build-A-Bear marked its 4th consecutive year of record results in 2024, exceeding our most recent guidance. This consistent performance coupled with strong profitability has allowed us to continue to return significant capital to shareholders over the past few years, including the repurchase of more than 1,000,000 shares of common stock in 2024 alone, followed by a dividend increase announced yesterday."

1 See attached non-GAAP Financial information for discussion and reconciliation of non-GAAP financial measures, including pro forma revenue and pre-tax income growth.

Fourth Quarter Fiscal 2024 Results2

(13 weeks ended February 1, 2025, compared to the 14 weeks ended February 3, 2024)

The additional week in the fiscal fourth quarter of 2023 generated approximately $7 million in total revenues with an estimated 35% flow-through to EBITDA.

●	Total revenues were $150.4 million and increased 0.8% on a GAAP basis. Excluding the extra week of operations in the fourth quarter of 2023, revenues increased 5.7%

o	Net retail sales were $139.5 million and decreased 0.5% on a GAAP basis. Excluding the extra week of operations in the fourth quarter of 2023, net retail sales increased 4.7%
o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouse or its stores) decreased 11.6%
o	Commercial and international franchise revenues were a combined $10.9 million and increased 20.5%

●

Pre-tax income grew 5.1% year over year to $27.5 million, or 18.3% of total revenues on a GAAP basis. This was an increase of 80 basis points, driven by an 80-basis-point improvement in SG&A, mainly from a reduction of marketing expenses and leverage of corporate level costs, plus a 20-basis-point increase in gross margin, offset by a decline in interest income. Excluding the extra week of operations in the fourth quarter of 2023, pre-tax income increased 15.8%.

●

Diluted earnings per share (“EPS”) was $1.62, an increase of 3.2%, reflecting higher pre-tax income and a reduced share count, offset by a higher tax rate. On an adjusted basis, excluding discrete items from both years, EPS of $1.59 increased 18.7%.

●

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $31.1 million, an increase of 4.3%, representing 20.7% of total revenues. Excluding the extra week of operations in the fourth quarter of 2023, EBITDA increased 13.5%.

Fiscal Year 2024 Results2

(52 weeks ended February 1, 2025, compared to the 53 weeks ended February 3, 2024)

The additional week in fiscal 2023 generated approximately $7 million in total revenues with an estimated 35% flow-through to EBITDA.

2 See attached non-GAAP Financial information for discussion and reconciliation of non-GAAP financial measures, including pro forma revenue and pre-tax income growth.

●	Total revenues were $496.4 million and increased 2.1% on a GAAP basis. Excluding the extra week of operations in the fourth quarter of 2023, revenues increased 3.6%

o	Net retail sales were $460.3 million and increased 0.9% on a GAAP basis. Excluding the extra week of operations in fiscal 2023, net retail sales increased 2.5%
o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouse or its stores) decreased 11.8%
o	Commercial and international franchise revenues were a combined $36.1 million and increased 20.5%

●

Pre-tax income increased 1.2% to $67.1 million, or 13.5% of total revenues on a GAAP basis. This was a decrease of 10 basis points, driven by a 60-basis-point increase in SG&A expense, mainly from higher wage rates and general inflationary pressures, partially offset by a 50-basis-point benefit from Retail and Commercial gross margin expansion. Excluding the extra week of operations in fiscal 2023, pre-tax income increased 5.1%.

●

Diluted EPS was $3.80, an increase of 4.1%, reflecting higher pre-tax income and a reduced share count, partially offset by a higher tax rate. On an adjusted basis, excluding discrete items from both years, EPS of $3.77 increased 10.2%.

●	EBITDA was $81.1 million, an increase of 2.5%, representing 16.3% of total revenues. Excluding the extra week of operations in fiscal 2023, EBITDA increased 5.8%.

Store Activity

For the quarter, the Company had net new unit growth of 24 global experience locations, comprised of 6 corporately-managed locations, 15 partner-operated locations, and 3 franchise locations. For the fiscal year, the Company had net new unit growth of 64 global experience locations, comprised of 9 corporately-managed locations, 46 partner-operated locations, and 9 franchise locations. At the end of the fiscal year, Build-A-Bear had 589 global locations through a combination of its corporately-managed, partner-operated, and franchise models. This reflects 368 corporately-managed locations, 138 partner-operated locations, and 83 franchise locations.

Balance Sheet

At fiscal year-end, cash and cash equivalents totaled $27.8 million, a decrease of $16.6 million compared to $44.3 million at the end of last year. The cash balance was impacted by higher inventory investment to mitigate potential tariff impact, and an increase in accounts receivable balance due to growth in our Commercial segment. For fiscal 2024, the Company returned $42.0 million to shareholders through share repurchases and quarterly dividends. The Company finished the year with no borrowings under its revolving credit facility.

Capital expenditures totaled $9.7 million and $19.3 million for the fourth quarter and fiscal year 2024, respectively.

Inventory at year-end was $69.8 million, reflecting an increase of $6.3 million, or 9.9%, much of which is an accelerated purchase of 2025 core products, compared to $63.5 million at the end of last year. The Company remains comfortable with the level and composition of its inventory.

Return of Capital to Shareholders

For the fourth quarter, the Company utilized $8.0 million in cash to repurchase 188,060 common stock shares and paid shareholders a $2.7 million quarterly cash dividend. For fiscal 2024, the Company utilized $31.0 million in cash to repurchase 1,021,004 shares of its common stock and paid $11.0 million in quarterly cash dividends to shareholders.

Since the fiscal year-end through March 12, the Company used approximately $3.9 million in cash to repurchase an additional 100,213 shares of its common stock, with $85.3 million remaining under the board-authorized $100.0 million stock repurchase program adopted on September 11, 2024.

As announced on March 12, 2025, the Company’s Board of Directors declared a quarterly dividend of $0.22 per share, reflecting a 10% increase.

2025 Outlook

The Company issues the following fiscal 2025 outlook:

●	Total revenue growth on a mid-single-digit percentage basis
●

Pre-tax income to range from a low-single-digit percentage decline to low-single-digit percentage growth, due to over $10 million of additional costs, about half of which is driven by our current estimated net tariff impact, followed by increased medical and labor costs

In addition, for fiscal 2025, the Company currently expects:

●	Net new unit growth of at least 50 experience locations through a combination of corporately-managed, partner-operated, and franchised business models
●	Capital expenditures in the range of $20 million to $25 million
●	Depreciation and amortization to approximate $16 million
●	Tax rate to approximate 24%, excluding discrete items

The Company’s guidance considers various factors, including the current tariffs, medical and labor costs, increased freight costs, and ongoing inflationary pressures. Additionally, the Company’s outlook does not contemplate any further material changes in tariffs, the macroeconomic or geopolitical environment or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Webcast and Conference Call Information

Today, at 9:00 AM ET, Build-A-Bear Workshop will host a conference call with investors and financial analysts to discuss its financial results. The call will be webcast on Build-Bear’s Investor Relations website, https://ir.buildabear.com.

The dial-in number for the live conference call is (877) 407-3982 or (201) 493-6780 for international callers. The access code is Build-A-Bear. The call is expected to conclude by 10 AM ET.

A replay of the conference call webcast will be available on the investor relations website for one year. A telephone replay will be available beginning at approximately 1:00 p.m. ET on Thursday, March 13, 2025, until 11:59 p.m. ET on Thursday, March 20, 2025. The telephone replay is available by calling (412) 317-6671 (toll/international) or (844) 512-2921 (toll-free). The access code is 13751370.

About Build-A-Bear

Since its beginning in 1997, Build-A-Bear has evolved to become a beloved multi-generational brand focused on its mission to “add a little more heart to life,” where guests of all ages make their own “furry friends” in celebration and commemoration of life moments. Guests create their own stuffed animals by participating in the stuffing, dressing, accessorizing, and naming of their own teddy bears and other plush toys based on the Company’s own intellectual property and in conjunction with a variety of best-in-class licenses. The hands-on and interactive nature of our more than 575 company-owned, partner-operated and franchise experience locations around the world, combined with Build-A-Bear’s pop-culture appeal, often fosters a lasting and emotional brand connection with consumers and has enabled the Company to expand beyond its retail stores to include e-commerce sales on www.buildabear.com and non-plush branded consumer categories via out-bound licensing agreements with leading manufacturers, as well as the creation of engaging content via Build-A-Bear Entertainment (a subsidiary of Build-A-Bear Workshop, Inc.). The brand’s newest communications campaign, "The Stuff You Love," commemorates more than a quarter-century of creating cherished memories worldwide. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted consolidated total revenues of $496.0 million for fiscal 2024. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2024, and other periodic reports filed with the SEC which are incorporated herein.

All our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects, and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

Investor Relations Contact

Gary Schnierow, Vice President, Investor Relations & Corporate Finance

garys@buildabear.com

Media Relations Contact

pr@buildabear.com

###

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		14 Weeks
	Ended		Ended
	February 1,	% of Total	February 3,	% of Total
	2025	Revenues (1)	2024	Revenues (1)
Revenues:
Net retail sales	$139,499	92.7	$140,191	93.9
Commercial revenue	9,529	6.3	7,729	5.2
International franchising	1,418	1.0	1,358	0.9
Total revenues	150,446	100.0	149,278	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	60,062	43.1	60,652	43.3
Cost of merchandise sold - commercial (1)	4,229	44.4	3,634	47.0
Cost of merchandise sold - international franchising (1)	1,011	71.3	775	57.1
Total cost of merchandise sold	65,302	43.4	65,061	43.6
Consolidated gross profit	85,144	56.6	84,217	56.4

Selling, general and administrative expense	57,796	38.4	58,473	39.2
Interest (income) expense, net	(138)	(0.1)	(405)	(0.3)
Income before income taxes	27,486	18.3	26,149	17.5
Income tax expense	5,808	3.9	3,876	2.6
Net income	$21,678	14.4	$22,273	14.9

Income per common share:
Basic	$1.63		$1.57
Diluted	$1.62		$1.57
Shares used in computing common per share amounts:
Basic	13,297,099		14,146,883
Diluted	13,355,474		14,224,767

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		53 Weeks
	Ended		Ended
	February 1,	% of Total	February 3,	% of Total
	2025	Revenues (1)	2024	Revenues (1)
Revenues:
Net retail sales	$460,325	92.8	$456,163	93.8
Commercial revenue	31,387	6.3	25,413	5.2
International franchising	4,692	0.9	4,538	0.9
Total revenues	496,404	100.0	486,114	99.9
Costs and expenses:
Cost of merchandise sold - retail (1)	207,200	45.0	206,815	45.3
Cost of merchandise sold - commercial (1)	13,439	42.8	12,092	47.6
Cost of merchandise sold - international franchising (1)	3,247	69.2	2,816	62.1
Total cost of merchandise sold	223,886	45.1	221,723	45.6
Consolidated gross profit	272,518	54.9	264,391	54.4

Selling, general and administrative expense	206,238	41.5	198,991	40.9
Interest expense (income), net	(861)	(0.2)	(929)	(0.2)
Income before income taxes	67,141	13.5	66,329	13.6
Income tax expense	15,356	3.1	13,524	2.8
Net income	$51,785	10.4	$52,805	10.9

Income per common share:
Basic	$3.81		$3.68
Diluted	$3.80		$3.65
Shares used in computing common per share amounts:
Basic	13,578,587		14,342,931
Diluted	13,621,075		14,471,875

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands, except per share data)

	February 1,	February 3,	January 28,
	2025	2024	2023
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$27,758	$44,327	$42,198
Inventories, net	69,775	63,499	70,485
Receivables, net	16,096	8,569	15,374
Prepaid expenses and other current assets	12,669	11,377	19,374
Total current assets	126,298	127,772	147,431

Operating lease right-of-use asset	90,200	73,443	71,791
Property and equipment, net	59,761	55,262	50,759
Deferred tax assets	7,596	8,682	6,592
Other assets, net	6,101	7,166	4,221
Total Assets	$289,956	$272,325	$280,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,538	$16,170	$10,286
Accrued expenses	16,209	19,954	37,358
Operating lease liability short term	26,841	25,961	27,436
Gift cards and customer deposits	15,791	18,134	19,425
Deferred revenue and other	4,015	3,514	6,646
Total current liabilities	79,394	83,733	101,151

Operating lease liability long term	70,155	57,609	59,080
Other long-term liabilities	1,325	1,321	1,446

Stockholders' equity:
Common stock, par value $0.01 per share	133	142	148
Additional paid-in capital	61,987	66,330	69,868
Accumulated other comprehensive loss	(12,554)	(12,082)	(12,274)
Retained earnings	89,516	75,272	61,375
Total stockholders' equity	139,082	129,662	119,117
Total Liabilities and Stockholders' Equity	$289,956	$272,325	$280,794

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024

Other financial data:

Retail gross margin ($) (1)	$79,437	$79,539	$253,125	$249,348
Retail gross margin (%) (1)	56.9%	56.7%	55.0%	54.7%
Capital expenditures (2)	$9,746	$7,171	$19,317	$18,295
Depreciation and amortization	$3,790	$4,117	$14,772	$13,657

Store data (3):
Number of corporately-managed retail locations at end of period
North America			328	320
Europe			40	39
Total corporately-managed retail locations			368	359

Number of franchised stores at end of period			83	74

Number of third-party retail locations at end of period			138	92

Corporately-managed store square footage at end of period (4)
North America			733,972	732,966
Europe			56,542	54,787
Total square footage			790,514	787,753

(1)

Retail gross margin represents net retail sales less cost of merchandise sold - retail.  Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2)	Capital expenditures represents cash paid for property, equipment, and other assets.

(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.

(4)

Square footage for stores located in North America is leased square footage.  Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

Adjusted revenue

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Total revenue	$150,446	$149,278	$496,404	$486,114
Revenue from 53rd week		(6,913)		(6,913)
Adjusted revenue (1)	$150,446	$142,365	$496,404	$479,201

Adjusted income before income taxes (pre-tax)

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Income before income taxes (pre-tax)	$27,486	$26,149	$67,141	$66,329
Income from 53rd week (2)		(2,420)		(2,420)
Adjusted income before income taxes (pre-tax) (1)	$27,486	$23,729	$67,141	$63,909

Adjusted net income and adjusted income per diluted share

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Net income	$21,678	$22,273	$51,785	$52,805
Valuation allowance (3)	(436)	(4,361)	(436)	(4,361)
International restructuring (4)	-	1,102	-	1,102
Adjusted net income	$21,242	$19,014	$51,349	$49,546

Net income per diluted share (EPS)	1.62	1.57	3.81	3.65

Adjusted net income per diluted share (adjusted EPS)	1.59	1.34	3.77	3.42

Earnings before interest, taxes, depreciation and amortization (EBITDA)

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Income before income taxes (pre-tax)	$27,486	$26,149	$67,141	$66,329
Interest (income) expense, net	(138)	(405)	(861)	(929)
Depreciation and amortization expense	3,790	4,117	14,772	13,657
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$31,138	$29,861	$81,052	$79,057

Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA)

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$31,138	$29,861	$81,052	$79,057
Income from 53rd week (2)	-	(2,420)	-	(2,420)
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA)	$31,138	$27,441	$81,052	$76,637

(1)	The equivalent prior period 14 week and 53 week period are adjusted to present a consistent 13 week and 52 week period.
(2)	Income from the 53rd week was estimated based on a 35% flow through to EBITDA
(3)	Represents the valuation allowance recorded on its net deferred tax assets in the United Kingdom in prior periods.
(4)	Tax impact of restructuring in international jurisdictions.